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                                                                     EXHIBIT 5.1

                 [Wilson Sonsini Goodrich & Rosati letterhead]



                                January 28, 1997



Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, AZ  85244-6199

     RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission on or about January 28, 1997 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 230,000 shares of your Common Stock, $.001 par value (the "Stock"). The Stock includes 230,000 shares to be issued by the Company including an over-allotment option granted to the Underwriters to purchase 30,000 shares. As your legal counsel, we have examined the proceedings being taken by you relating to the issuance and sale of the Stock.

     It is our opinion that the Stock, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation